Ruby Creek Resources Inc. and Douglas Lake Minerals Inc.
Purchase Agreement
Mkuvia Property, Tanzania

November 7, 2009

1.       Overview:

This is an Agreement between Ruby Creek Resources Inc. (RCR) and Douglas Lake Minerals Inc. (DLM) whereby RCR purchases a portion of DLM's rights to the Mkuvia property for development of gold and mineral production. DLM is the Joint Venture majority partner of 4 Prospecting Licenses (PL) over an area of 380 sq km in the south of Tanzania. DLM has completed a reserve estimate, mining plan and feasibility study and is completing an environmental impact assessment report for a Mining License application for an area of 25 sq km within the 4 PL's. DLM's plan calls for the Mining License application to be submitted prior to December 31, 2009 with approval expected in the first quarter of 2010. A second Mining License application is planned to be submitted in mid-second quarter 2010.

2.       Property Description:

a.     5 sections of land each 25 sq km for a total of 125 sq km.

b.     Location: the central point in the Prospecting Licenses is located at 3616000mE, 8856946 mN, UTM Zone 37 Southern Hemisphere map coordinates in the Liwale and Nachingwea Districts, Lindi Region of the United Republic of Tanzania.

c.     Prospecting License description:

(as described in DLM's May 31, 2009 10K)

i.     PL No. 5673/2009
            renewed August 16, 2008       and expiring: August 16, 2011
ii.    PL No. 5669/2009           issued                     expiry
            renewed August 16, 2008       and expiring: August 16, 2011
iii.   PL No. 5664/2009           issued                     expiry
            renewed August 16, 2008       and expiring: August 16, 2011
iv.    PL No. 5662/2009           issued                     expiry
            renewed August 16, 2008       and expiring: August 16, 2011

3.        Property Selection:

The division of the 4 PL's totaling 380 square kilometers into 25 square kilometer sections is currently being determined by DLM. Selection for RCR's property position, totaling 125 square kilometers, will be determined once DLM has made the appropriate property divisions. The selection criterion for RCR's property position is subject to mutual agreeable terms between DLM and RCR. If mutually agreeable terms cannot be reached, RCR shall select 3 sections totaling 75 square kilometers and the remaining 2 sections totaling 50 square kilometers shall be determined by DLM.

Ruby Creek and Douglas Lake
November 7, 2009

4.       Ownership Purchase:

A 70% interest for RCR with DLM retaining a 30% interest with a 3% net smelter royalty return to Mr. Miata, the original property prospecting license owner.

5.       Purchase Price:

a.       Full price: $3,000,000

b.       Payment Terms:

i.       $100,000 within 5 business days of signing.

ii.      $150,000 within 15 business days of signing.

iii.     $100,000 upon Notice of Satisfactory Due Diligence.

iv.      $400,000 upon Closing with RCR receiving the first Mkuvia Mining License.

v.       $750,000 payable within 12 months of Closing.

vi.      $750,000 payable within 24 months of Closing.

vii.     $750,000 payable within 36 months of Closing. RCR at its sole discretion may elect to make this final payment in common shares of RCR. The RCR shares would be valued at the 10 day average trading price immediately prior to the 36 month due date.

6.       Ownership Percentage Increase:

RCR may increase its ownership position from a 70% interest for RCR to 75%, reducing DLM's position to 25% by giving Notice to DLM and paying $1,000,000 within 12 months of Closing.

7.       Property Development:

RCR's budget for its Mining License and development plan is $500,000. RCR's development budget for the following two years after the Mining License has been issued is for $5,000,000.

8.       Due Diligence:

a.       RCR will have full, open and timely access to all the Property and regional geological information that DLM has in its possession, whether created by DLM or others.

b.       Review of the Original and New Mkuvia Agreement including the PML details and a thorough understanding of ownership rights and tenure and timing of the collapse of the PML's.

c.       RCR estimates that 90 days will be required to complete its due diligence once all the geological material is received. The time estimate may be affected by the severity and length of the rainy season (estimated early December to March/April).

Ruby Creek and Douglas Lake
November 7, 2009

9.       Exclusive Dealing:

a.       Unless RCR is in breach of this Agreement, and such breach has not been cured within 30 days of DLM providing RCR with written notice of such breach, DLM and any of the directors, officers, employees, representatives or agents of DLM shall not, directly or indirectly;

i.     discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving RCR's sections of the PLs other than the transactions contemplated by this Agreement (an "Acquisition Transaction"),

ii.    facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,

iii.   furnish or cause to be furnished, to any person or entity any information concerning the PLs in connection with an Acquisition Transaction, or

iv.    otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

b.       DLM will inform RCR in writing immediately following the receipt by DLM or any DLM representative of any proposal or inquiry with respect to any Acquisition Transaction of the PLs.

c.       Should DLM and RCR fail to consummate the Closing as a direct or indirect result of any breach, whatsoever, of the covenants contained in this Section 9, DLM shall return all monies paid to DLM pursuant to Section 5 hereof and reimburse RCR for all costs and expenses actually incurred by RCR in furtherance of the transactions contemplated by this Agreement.

10.     Additional Terms and Points:

a.       Both parties are Nevada companies and this Agreement is subject to the laws of the State of Nevada.

b.       Should RCR elect to not continue after the Due Diligence period, for reasons other than misrepresentations by DLM, then the deposits of $100,000 and $150,000 shall be 50% forfeited and 50% refundable within 12 months of payment.

c.       Should RCR elect to not continue after the Due Diligence period due to misrepresentations by DLM, then the deposits of $100,000 and $150,000 shall be 100% repayable within 30 days.

d.       RCR may assign or transfer any of its holdings with the consent of DLM except if RCR has paid 50% or more of the Purchase Price, then DLM's consent is not required.

e.       DLM and RCR intend to complete additional agreements that shall supersede this Agreement in its entirety, which will contain, among other things, customary representations and warranties, covenants and indemnities.

Ruby Creek and Douglas Lake
November 7, 2009

11.     Mkuvia Joint Venture:

Attached for Reference are;

a.       DLM 8K disclosure of 14 July 2009.

b.       DLM - Maita Joint Venture Agreement of 5 June 2009.

c.       DLM - Maita Joint Venture Agreement of 27 June 2008.

We, the undersigned, agree and acknowledge that we have authority to enter into this Agreement.

For Douglas Lake Minerals Inc.	For Ruby Creek Resources Inc.
"Harp Sangha" Harp Sangha, CEO and Director	"Rob Slavik" Rob Slavik, CEO and Director

"Herm Rai" Herm Rai, CFO

Ruby Creek Resources Inc. and Douglas Lake Minerals Inc.
Purchase Agreement
Mkuvia Property, Tanzania
Attachments

    DLM 8K disclosure of 14 July 2009.

    DLM - Maita Joint Venture Agreement of 5 June 2009

    DLM - Maita Joint Venture Agreement of 27 June 2008